                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-77367


                                   PROSPECTUS







                                 750,000 SHARES


                                 BIOMATRIX, INC.
                                  COMMON STOCK



           - Warburg Dillon Read, LLC may sell these shares for its own account.
           - Biomatrix will not receive any of the proceeds from the sale of common stock by Warburg Dillon Read.
           - Biomatrix common stock is listed on the New York Stock Exchange under the symbol "BXM".
           - On November 29, 1999, the closing price of one share of Biomatrix common stock on the New York Stock Exchange was $23.75.
           - Warburg Dillon Read may sell these shares in public or private transactions, on or off the New York Stock Exchange, at prevailing market prices or at privately negotiated prices.
           - Warburg Dillon Read may sell shares directly to purchasers or through brokers or dealers.



          INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 2.



                  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this prospectus is November 30, 1999.

                                  RISK FACTORS

         INVESTING IN BIOMATRIX SECURITIES INVOLVES RISKS. YOU SHOULD NOT PURCHASE BIOMATRIX SECURITIES UNLESS YOU CAN BEAR A LOSS OF YOUR INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS.


THE EFFECT OF GOVERNMENT REGULATION OF OUR PRODUCTS AND FACILITIES COULD CAUSE SIGNIFICANT DELAYS AND INCREASED COSTS

         The FDA and foreign regulatory agencies regulate the commercial distribution of our medical products. The regulatory process can delay marketing new products for long periods and can add substantial costs. In addition, changes in governmental rules and regulations could affect us in ways we cannot predict. Changes in regulation could affect products already approved for marketing, products that have not yet been approved, or the approval process itself. Regulatory delays and costs could significantly lower our profitability.

         The approval process is costly, complex, and time-consuming, and it is possible that these approvals could be delayed or never granted. The FDA classifies medical products as either medical devices or drugs/biologicals. Currently, the FDA and most foreign regulatory agencies consider most of our medical products to be medical devices. Some of our products are currently being reviewed for approval by various regulatory agencies.

         The FDA and foreign regulatory agencies also inspect our manufacturing facilities both before and after giving their approval to market a product. Additionally, if a material change is made to the manufacturing process, equipment, or location after receiving approval for marketing from regulatory agencies, additional regulatory review may be necessary. The expenses and delays that can surround the regulatory review process for manufacturing facilities could significantly lower our profitability.

CHANGES IN REIMBURSEMENT POLICIES COULD SIGNIFICANTLY REDUCE OUR ABILITY TO SELL OUR PRODUCTS

         The availability of reimbursement by Medicare, Medicaid, private health insurers, and other organizations may affect sales of our products. Limitations on reimbursement may negatively impact sales of our medical products. In the United States, the Health Care Finance Administration, also known as HCFA, and many private health insurance organizations currently provide reimbursement for Synvisc. Synvisc is currently reimbursed by all of the Medicare regional insurance carriers. Synvisc is also on the list of government-reimbursable products in Sweden and the United Kingdom. Currently, Synvisc has not been approved for reimbursement by the Canadian provincial governments; several Canadian private insurance companies do, however, provide reimbursement for Synvisc. In addition, we are currently discussing reimbursement for Synvisc with European government agencies. We do not expect insurance companies to pay for Hylaform, another of our products. Changes in reimbursement policies could significantly reduce our ability to sell our products.

IF WE CANNOT MAINTAIN OR REPLACE OUR MARKETING PARTNERS, THERE MAY BE SHORT-TERM DISRUPTIONS IN SALES ASSOCIATED WITH RESTRUCTURING OUR DISTRIBUTION ARRANGEMENTS

         We have entered into several distribution agreements for marketing and distributing some of our products, including Synvisc and Hylaform. As a result, we are dependent on our marketing partners for sales of our product in countries in which we have marketing and distribution agreements. It is possible that we will not be able to maintain or replace these marketing partners. If this happens, there may be short-term disruptions in sales associated with restructuring our distribution arrangements.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS, WE COULD LOSE OUR TECHNOLOGICAL ADVANTAGE

         In order to protect our core hylan technology, we have obtained patents on our technologies and on our products in key countries. We currently have 22 issued or allowed patents and 1 patent pending in the United States, and 88 issued or allowed patents and over 68 patents pending in foreign countries. We cannot be sure that any patents pending or patent applications we may file in the future will result in issued patents. Any patents we have now, or that may be issued in the future, trade secrets or know-how may not be enough to protect our business against competitors with similar technologies or processes. Others might still infringe upon or design around our issued patents. In addition, others might develop proprietary technologies or processes on their own which are the same as or substantially equivalent to ours. It could be very expensive if we have to defend against patent infringement suits brought against us or if we choose to sue others to protect our patents against infringement.

         In addition to patent protection, we rely on trade secrets, proprietary know-how and continuing technological developments. We generally try to protect this information by entering into confidentiality agreements with our business partners, employees and consultants. Certain people might break the promises they make in these agreements. If they do, we may not be able to remedy the damage they cause to our business. Even if everyone honors these agreements, our competitors might still discover our trade secrets on their own.

OUR MARKET SHARE COULD DECREASE IF OTHER PRODUCTS BECOME MORE ACCEPTED BY DOCTORS AND HEALTH INSURANCE COMPANIES

         Our industry is driven by technological innovation. Although we believe our patents on hylans make it more difficult for others to develop and sell products made from similar substances, a number of our potential competitors are trying to develop substances that could perform as well or better than ours. Other substances or technologies may be, now or in the future, the basis of competitive products that could render our technology obsolete or non-competitive. If this happens, our sales could be reduced significantly.

         We believe that our superior technology and our longstanding know-how and experience give us our primary advantages over our competitors. Competition for our product, Synvisc, consists primarily of products based on earlier technology. These products include, in the United States, the FDA-approved Hyalgan-Registered Trademark-, produced by Fidia S.p.A. and marketed in the United States by OrthoLogic Corp. Another product based on earlier technology is Orthovisc-Registered Trademark-, which failed in 1998 to receive approval from the FDA for marketing in the United States but is marketed in Canada and in certain other countries. Orthovisc is produced by Anika Therapeutics, Inc. and marketed by Zimmer, Inc. In Europe, the primary competitive products are Hyalgan and Artz-Registered Trademark-, a Japanese product. To the best of our knowledge, there are no other viscosupplementation products on the market, or in development, which, like Synvisc, have the physical properties of viscosity, elasticity or molecular weight that are comparable to the physical properties of healthy, young synovial fluid.

         Our ability to compete depends primarily upon product acceptance by doctors and other customers and whether or not health insurance will pay for treatment with our products, as opposed to those of our competitors. If other products become more accepted by doctors, other customers and health insurance companies, our sales could be significantly reduced.

CHANGES IN OUR MANUFACTURING CAPABILITIES COULD SIGNIFICANTLY REDUCE OUR ABILITY TO DELIVER OUR PRODUCTS

         Biomatrix faces manufacturing risks. Our manufacturing process is highly complex and is regulated by the government. It is possible that we will have problems maintaining or expanding our facilities in the future. These problems could cause delays in production or delivery delays. Any significant disruption in our manufacturing operations could significantly hurt our business, results of operations, and financial condition.

OUR RECENT EXPANSION MIGHT NOT BRING THE INCREASED PROFITABILITY WE EXPECT

         In 1998 alone we more than doubled the number of employees. Also, we now operate and have employees in twelve countries. This expansion requires that we spend a significant amount of money to support what we hope will be increased demand for our products. This strategy involves risks, which include supporting higher levels of operating expenses, attracting and retaining employees, and dealing with other management difficulties that arise from rapid growth. Any failure to manage growth effectively could significantly reduce our efficiency and profitability.

A LOSS OF KEY PERSONNEL COULD IMPEDE OUR ABILITY TO EFFICIENTLY IMPLEMENT OUR BUSINESS PLANS

         Our future success is highly dependent on the members of our management and scientific staff because of the highly specialized and technical nature of our business. The experience of our key employees with our products and processes makes them difficult to replace, and the loss of one or more of our key employees could impede our ability to efficiently implement our business plans. We do not maintain any key person life insurance policies with respect to any of our employees. We have entered into employment agreements with Dr. Endre
A. Balazs, our Chief Executive Officer and Chief Scientific Officer and Rory B. Riggs, our President. These agreements restrict Dr. Balazs and Mr. Riggs from engaging in certain activities that are competitive with Biomatrix. We have entered into similar agreements with most but not all of our employees.

PRODUCT LIABILITY CLAIMS COULD SIGNIFICANTLY HARM OUR FINANCIAL CONDITION AND OUR REPUTATION

         Producing and selling health-care products can lead to allegations of product liability, and it is possible that product liability claims could be brought against us. Although we carry product liability insurance in an amount that we consider sufficient, we cannot be sure that the amount of coverage that we currently hold, or will hold in the future, will be adequate. If our insurance coverage is not sufficient, we may not be able to satisfy liability claims out of our other assets. If we attempt to obtain additional insurance in the future, we may not be able to do so on acceptable terms or at an acceptable cost, and any additional insurance we do obtain may not provide adequate coverage against asserted claims. Additionally, allegations of product liability, whether or not proven, could interfere with our ability to sell our products and thereby reduce our revenues.

OUR STOCK PRICE HAS BEEN VOLATILE IN THE PAST AND ITS PRICE MAY DROP PRECIPITOUSLY IN THE FUTURE

         The market price of our common stock, like that of the securities of many other biomedical and medical device companies, has fluctuated over a wide range, and the market price of the shares of our common stock or other securities could be highly volatile in the future. The price of our common stock as reported by the New York Stock Exchange and the Nasdaq Stock Market has ranged from a high of $45 to a low of $18.125 in the 52 weeks ended November 22, 1999. Factors including, but not limited to, fluctuation in our operating results or our failure to meet the expectations of the investment community, our ability to manufacture our products, demand for our products, announcements of technological innovations or new commercial products by us or our competitors, governmental regulation, changes in insurance reimbursement policies, developments or disputes concerning patent or other proprietary rights, public concern as to the safety of devices or other products developed by us or our competitors, and general market conditions may from time to time have a significant effect on the market price of our common stock or other securities.

FLUCTUATING OPERATING RESULTS COULD CAUSE DECREASED REVENUES

         We have planned our operating expenses on the assumption that revenues from sales will continue to grow. If these revenues do not grow as we have projected, our operating results for a particular period may be lower than expected. A revenue shortfall could result from a number of factors, including but not limited to those described in this registration statement, lower than expected demand for our products; fewer purchases of our products by our distribution partners; inability to collect from those who owe us money, goods, or services; manufacturing interruptions; and overall economic conditions.

YEAR 2000-RELATED SYSTEMS FAILURES COULD SIGNIFICANTLY REDUCE OUR ABILITY TO OPERATE

         Many currently installed computer systems, software products and equipment with embedded chips or processors are programmed to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. Our software and computer systems have been upgraded or replaced in order to comply with "Year 2000" requirements. We have implemented a Year 2000 compliance program to identify and minimize exposure to Year 2000 problems, which included an assessment of our internal readiness as well as the readiness of third parties that are critical to our business. We may incur additional costs in identifying, resolving and mitigating Year 2000 compliance issues. In addition, we cannot guarantee that our Year 2000 issues will be fully identified and resolved by the end of 1999. The failure to identify and resolve these issues could result in interruptions in, or failures of, certain normal business activities or operations that may have an adverse effect on our business, results of operations and financial condition. The failure of third parties that are significant to our business to be Year 2000-compliant could also significantly reduce our ability to operate.


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to statements regarding governmental regulation, reimbursement, dependence on distribution relationships, patents, competition, manufacturing, rapid growth, dependence upon key personnel, fluctuation in operating results, product liability, stock price volatility, and Year 2000 matters. Forward-looking statements necessarily involve risks and uncertainties, and Biomatrix's actual results could differ materially from those anticipated in the forward-looking statements, including those set forth herein under "Risk Factors" and elsewhere in this prospectus. The factors set forth under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.


                                    BIOMATRIX

         Together with our subsidiaries Biomatrix Medical Canada Inc., Biomatrix Svenska AB, Biomatrix U.K. Limited, Biomatrix Hong Kong Limited, Biomatrix France SARL, Biomatrix Switzerland GmbH, and Biomatrix Germany GmbH, we develop, manufacture, market and sell a series of proprietary products for use in therapeutic medical applications and skin care. Our products are made of hylans, chemically modified forms of the naturally occurring hyaluronan, also known as hyaluronic acid or sodium hyaluronate. Hyaluronan is a polysaccharide molecule which has unique elastic and viscous properties which provide lubrication and shock absorption to cells and tissues of the human body. Since our products are based on hyaluronan, and its unique viscous and elastic properties, we refer to them as viscoelastic products or viscoelastics. Viscoelastic products are made of hyaluronan or hylans and are characterized by their unique physical properties such as elasticity and viscosity which manifest themselves in a diluted solution. We also refer to fluids or solutions with these properties as elastoviscous. Hylans are the second generation of viscoelastics used in medicine, and are characterized by significantly enhanced physical, or rheological, properties including elasticity, viscosity and pseudoplasticity, as compared to naturally occurring hyaluronan, from which the first generation viscoelastics are made. The discovery of hylans has allowed us to develop a range of patented products with superior viscoelastic properties in the forms of fluids, gels and solids.

         Our business is to develop, manufacture, market and sell viscoelastics used as medical therapeutic devices. The use of viscoelastics in medicine during the past decades has created several new medical therapeutic modalities including:

         - VISCOAUGMENTATION, the use of viscoelastic gels for tissue augmentation to provide a scaffolding for tissue regeneration or an inert elastic filler in applications such as augmentation of dermal tissue for the correction of facial wrinkles and depressed scars and the augmentation of the sphincter muscle in urinary incontinence.

         - VISCOPROTECTION, the use of elastoviscous fluids and viscoelastic gels to shield and protect sensitive tissue surfaces, such as those of the eye, from dryness and noxious environmental conditions.

         - VISCOREGULATION, the use of the physical, or rheological, properties of elastoviscous fluids and viscoelastic gels to regulate cell activity, for example, the targeted delivery of drugs.

         - VISCOSEPARATION, the use of viscoelastic gels, membranes and fluids to separate tissues, prevent adhesions, and cover internal and external wounds to facilitate wound healing and decrease scar formation.

         - VISCOSUPPLEMENTATION, the use of elastoviscous solutions and viscoelastic gels in disease conditions to replace tissues and body fluids.

         - VISCOSURGERY, the use of elastoviscous fluids to facilitate surgical procedures in ophthalmology, orthopedics and neurosurgery. The viscoelastic acts as a surgical tool or implant to protect, manipulate and separate delicate tissues.

         Biomatrix was founded in 1981. In 1983, we established our research and development department, laboratory facilities and a pilot manufacturing plant at our corporate headquarters in Ridgefield, New Jersey. During the period from 1987 through 1995, we also conducted research and development work in Europe through our wholly-owned subsidiary Biomatrix Svenska in Uppsala, Sweden. Biomatrix Medical Canada was established in 1991 to manufacture medical products and to market certain medical products in Canada. In 1997, Biomatrix UK, Biomatrix Switzerland and Biomatrix Hong Kong were established to market and sell certain medical products in the United Kingdom, Switzerland, and Hong Kong, respectively. Biomatrix France was also established in 1997 to assist in marketing certain products in France. In 1998, Biomatrix Germany was established to assist in marketing certain products in Germany. In 1998, we completed construction of a manufacturing plant in Ridgefield, New Jersey and commenced manufacturing operations. We received ISO 9001/EN46001 certification of our quality system for manufacturing viscoelastic medical therapeutics in the fourth quarter of 1998 from European regulatory authorities. This ISO 9001/EN46001 certification permits us to manufacture and ship our products from our New Jersey manufacturing facility to the 19 countries of the European Economic Area and a number of countries in Latin America and Asia. During the first quarter of 1999, we also received FDA approval to ship Synvisc within the United States from our New Jersey manufacturing facility.

         We believe that we are distinguished from other companies in the field by our association with Dr. Endre A. Balazs, our co-founder and current Chief Executive Officer and Chief Scientific Officer, who has authored numerous publications on the medical applications of hyaluronan-based viscoelastic products. Prior to the organization of Biomatrix, Dr. Balazs invented the use of hyaluronan in medicine and developed the first generation hyaluronan-based viscoelastics used in medicine worldwide. These products were based on a highly purified fraction of the unmodified, naturally occurring hyaluronan. In 1993, we obtained the rights from Dr. Balazs to use his first generation technology for medical applications, except for ophthalmic viscosurgery. Ophthalmic viscosurgery refers to the use of elastoviscous fluids to protect, manipulate and separate delicate tissues during eye surgery.

         Under Dr. Balazs' leadership, our scientists developed a new class of biopolymers, called hylans. These polysaccharide molecules are derived by chemical modification of hyaluronan. Our hylan products are highly biocompatible like the naturally occurring hyaluronan, which allows them to be used in the body without causing allergic or foreign body reactions. We believe that products made of hylans are superior to the products made of first generation hyaluronan due to their enhanced physical, or rheological, properties and prolonged residence time in tissues.

         Using our patented technology, we have developed clear fluids, clear semi-solid gels, solid particles, sheaths, tubes and other useful physical configurations. Our broad spectrum of proprietary products is manufactured through several patented chemical modifications and cross-linking processes.

         Viscoelastic devices are ideally made from the body's own molecules found in the intercellular matrix, the highly organized structure separating cells and integrating them into functional tissues. Viscoelastic products are used in medicine by introducing them into the intercellular matrix during, after or instead of surgical procedures to supplement, augment, regulate and manipulate the healing and regenerative processes of the body and to restore the homeostasis, or equilibrium, of the intercellular matrix. Therefore, the use of viscoelastics for therapeutic purposes, i.e. engineering of the intercellular matrix, is called matrix engineering.

         For more detailed information about Biomatrix, you should review the documents that we have filed with the SEC, including our Annual Report on Form 10-K for the 1998 fiscal year.


                                 USE OF PROCEEDS

         Biomatrix will not receive any proceeds from the sale of the shares of common stock offered by Warburg Dillon Read under this prospectus.


                               SELLING STOCKHOLDER

         On May 14, 1998, we issued to Warburg Dillon Read, the selling stockholder, a convertible subordinated note convertible into 375,000 shares of Biomatrix common stock. As a result of a 2-for-1 stock split in the form of a stock dividend effective April 16, 1999, the note became convertible into 750,000 shares of Biomatrix common stock. Under a Registration Rights Agreement also dated May 14, 1998, we agreed to register all of the Biomatrix common stock issuable upon conversion of the convertible note not later than May 14, 1999 and to use our best efforts to keep the registration statement effective for one year, or until Warburg Dillon Read sells all of the shares under the registration statement, whichever comes first. Our registration of the shares of common stock does not necessarily mean that Warburg Dillon Read will sell all or any of the shares.

         - Warburg Dillon Read reports to us that, as of April 14, 1999, it does not beneficially own any Biomatrix common stock other than its right to receive shares upon conversion of the convertible note described above.
         - Warburg Dillon Read will not beneficially own any shares of Biomatrix common stock after this offering if it sells all of the shares offered by this prospectus and does not acquire any additional shares.
         - Warburg Dillon Read has not, within the past three years, held any position, or had any other material relationship with, Biomatrix.

Some information given to us by Warburg Dillon Read may have changed, and may yet change, after the date on which it provided this information to us. Beneficial ownership is determined in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934, as amended.


                              PLAN OF DISTRIBUTION

         We have been advised by Warburg Dillon Read that the shares offered hereby may be sold directly by Warburg Dillon Read from time to time to purchasers. Alternatively, Warburg Dillon Read may from time to time offer the shares to or through underwriters, brokers/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from Warburg Dillon Read or the purchasers of shares for whom they may act as agents. Warburg Dillon Read and any underwriters, brokers/dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit realized by them on the sale of such shares and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         We have been advised by Warburg Dillon Read that the shares may be sold from time to time in one or more transactions at fixed prices, at market prices prevailing at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of shares, which may involve crosses or block transactions, may be effected in transactions:

         - on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale,
         -        in the over-the-counter market,
         - in transactions otherwise than on such exchanges or in the over-the-counter market, or
         -        through the writing of options.

At the time a particular offering of shares is made, a supplement to this prospectus, if required, will be distributed which will set forth the aggregate amount and type of shares being offered and the terms of such offering, including the name or names of any underwriters, brokers/dealers or agents, any discounts, commissions and other terms constituting compensation from Warburg Dillon Read and any discounts, commissions or concessions allowed or reallowed to be paid to broker/dealers.

         We have been advised by Warburg Dillon Read that in connection with distributions of the shares or otherwise, Warburg Dillon Read may enter into hedging transactions with banks or broker-dealers. In connection with such transactions, banks or broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Warburg Dillon Read. Warburg Dillon Read may also sell short and redeliver the shares to close out such short positions. Warburg Dillon Read may also enter into option or other transactions with banks or broker-dealers which require the delivery to the bank or broker-dealer shares registered hereunder, which the bank or broker-dealer may resell or otherwise transfer pursuant to this prospectus. Warburg Dillon Read may also resell all or a portion of the shares in open-market transactions in reliance on Rule 144 under the Securities Act of 1933, as amended, provided that such transactions meet the criteria of and conform to the requirements of such rule. Warburg Dillon Read may also make gifts of the shares or lend or pledge the shares to a bank, broker-dealer or other pledgee, and the donee, bank, broker-dealer or other pledgee may sell the shares so gifted, loaned, or upon a default, the bank, broker-dealer or other pledgee may effect sales of the pledged shares pursuant to this prospectus.

         To comply with the securities laws of certain jurisdictions, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and complied with.

         Under Regulation M of the Exchange Act, any person engaged in a distribution of the shares may be prohibited, with certain exceptions, from bidding for or purchasing any security which is the subject of such distribution until its participation in that distribution is completed. In addition, Regulation M prohibits any stabilizing bid or stabilizing purchase for the purpose of pegging, fixing or stabilizing the price of common stock in connection with the offering of the shares pursuant to this prospectus.

         We will pay all expenses of the registration of the shares, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that all underwriting discounts, selling commissions and counsel fees, if any, of Warburg Dillon Read will be paid by Warburg Dillon Read. Warburg Dillon Read will be indemnified by Biomatrix against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                  LEGAL MATTERS

         Bingham Dana LLP, Boston, Massachusetts will give its opinion that the shares offered in this prospectus have been validly issued and are fully paid and non-assessable. Justin P. Morreale, a partner at Bingham Dana LLP, is a director of Biomatrix. Mr. Morreale, along with other partners at Bingham Dana LLP, own a total of approximately 130,000 shares of Biomatrix common stock. John
J. Concannon III, also a partner of Bingham Dana LLP, is the Secretary of Biomatrix.


                                     EXPERTS

         The consolidated financial statements of Biomatrix, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated by reference in this prospectus and registration statement, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.


                       WHERE YOU CAN GET MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (at http://www.sec.gov).

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:


         - Annual Report on Form 10-K for the year ended December 31, 1998;
         - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;
         - Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;
         - Quarterly Report on Form 10-Q for the quarter ended September 30,
           1999;
         - The description of the common stock contained in Biomatrix's Registration Statement on Form 8-A filed June 12, 1998 with the SEC under the Securities Exchange Act of 1934.


         You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

                  Biomatrix, Inc.
                  65 Railroad Avenue
                  Ridgefield, NJ 07657
                  Attn:  Investor Relations
                  (201) 945-9550
                  investor.relations@biomatrix.com

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.